SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ----------------

                                SCHEDULE 14D-9

                     SOLICITATION/RECOMMENDATION STATEMENT
                      PURSUANT TO SECTION 14(D)(4) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                                AMENDMENT NO. 2
                               (FINAL AMENDMENT)
                            ----------------------

                                  REXEL, INC.
                           (Name of Subject Company)

                                  REXEL, INC.
                     (Name of Person(s) Filing Statement)

                    Common Stock, par value $1.00 per share
                        (Title of Class of Securities)

                                  761680 10 7
                     (CUSIP Number of Class of Securities)

                            Jon O. Fullerton, Esq.
                Vice President, General Counsel and Secretary
                                  Rexel, Inc.
                              150 Alhambra Circle
                         Coral Gables, Florida  33134
                                (305) 446-8000

      (Name, address and telephone number of person authorized to receive notice and communication on behalf of the person(s) filing statement).

                                With a Copy to:

                             Paul T. Schnell, Esq.
                   Skadden, Arps, Slate, Meagher & Flom LLP
                               919 Third Avenue
                        New York, New York  10022-3897
                                (212) 735-3000


      This Amendment No. 2 (Final Amendment) amends and supplements the Solicita tion/Recommendation Statement on Schedule 14D-9, dated October 23, 1997, as amended (the "Schedule 14D-9"), of Rexel, Inc., a New York corporation (the "Company"), filed in connection with the Offer described in the Schedule 14D-9. On November 21, 1997, Parent announced by press release that Purchaser successfully completed the Offer for the Shares of the Company. A copy of the press release is filed herewith as Exhibit
(a)(17) and is incorporated herein by reference. Capitalized terms used herein shall have the definitions set forth in the Schedule 14D-9 unless otherwise provided herein.

ITEM 9.     MATERIAL TO BE FILED AS EXHIBITS.

      The response to Item 9 is hereby amended and supplemented by adding the following:

Exhibit No.

(a)(17)     Press Release issued by Rexel S.A. on November 21, 1997.+
----------------------
+ Filed herewith.



                                   SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: November 24, 1997               REXEL, INC.


                                       By: /s/ Gilles Guinchard
                                           Name: Gilles Guinchard
                                           Title:President and Chief
                                                 Executive Officer




                               LIST OF EXHIBITS

Exhibit No.                            Description

(a)(17)           Press Release issued by Rexel S.A. on November 21, 1997.+
----------------------
+ Filed herewith.